                                                                   Exhibit 10.45


                      AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of September 9, 1996, among RSL Communications PLC, a United Kingdom corporation ("RSL"), RSL Communications, Ltd., a Bermuda corporation (the "Parent"), as successor in interest to RSL Communications Inc., a British Virgin Islands corporation, and Charles M. Piluso (the "Shareholder"), being the owner of record of Fifteen Thousand Six Hundred Nineteen (15,619) shares of International Telecommunications Group, Ltd., a Delaware corporation ("ITG").

      WHEREAS, RSL wishes to acquire and the Shareholder wishes to transfer the Fifteen Thousand Six Hundred Nineteen (15,619) shares of ITG owned by the Shareholder (the "ITG Shares") in a transaction intended to qualify as a reorganization within the meaning of Internal Revenue Code Secion 368(a)(l)(B), as amended.

      WHEREAS, within thirty (30) days from the date of this Agreement, RSL shall receive from Parent all of the shares of ITG currently owned by Parent.

      WHEREAS, at or prior to the date of the Initial Closing (as hereinafter defined), RSL shall receive from Parent the number of shares of Parent necessary to complete the reorganization provided for herein.

      NOW, THEREFORE, RSL, Parent and Shareholder adopt this plan of reorganization and agree as follows:

1.    Exchange of Stock

      1.1. Number of Shares. Shareholder agrees to transfer the ITG Shares to RSL in exchange for an aggregate of Six Hundred Forty Thousand Six Hundred Two (640,602) shares of voting common stock of Parent, $O.01 par value per share (the "RSL Shares"), to be issued to the Shareholder at all of the Closings (as hereinafter defined). Such exchange may occur as one exchange or as a series of partial exchanges pursuant to the "tag-along" or "drag-along" rights of the Shareholder as provided in the Parent's Amended and Restated Stockholders Agreement dated August 11, 1995, as amended (the "Shareholders Agreement"), and to be amended by Exhibit A hereto at the date of the Initial Closing.

      1.2. Adjustment to Number of RSL Shares. The RSL Shares shall have anti-dilution rights such that while they will be convertible initially on a one-for-one basis, the number of RSL Shares specified in Section 1.1 shall be adjusted in the event that, between the date of this Agreement and any of the Closings, any of the current shareholders of Parent, disproportionately or proportionately, increase the number of Parent shares owned by such shareholder, other than by exercise of options (except for Excess Options, as defined in Section 5.3), such that after adjustment, the total number of RSL Shares to be delivered to Shareholder at all of the Closings (assuming all the ITG Shares were exchanged) shall be five percent (5%) of the total number of shares of common and preferred stock of Parent owned by current shareholders of Parent, taking into account any increase in that total occurring after the date of this Agreement, other than by exercise of options (except for Excess

Options). For purposes of the preceding sentence, an affiliate of an owner shall be deemed a current shareholder of Parent. "Affiliate" shall mean with respect to any person, any other person, directly or indirectly controlling, or controlled by, or under common control with, such person. In the event of any adjustment described herein, all references to the RSL Shares herein shall refer to the number of RSL Shares as thus adjusted.

      1.3. Additional Rights. At the time of receipt of any RSL Shares by the Shareholder at the Initial Closing, the Shareholder shall also receive, with respect to such RSL Shares: (a) "tag-along" rights (and become subject to "drag-along" rights), as defined in the Shareholders Agreement; and (b) registration rights, as defined in the Registration Rights Agreement, attached hereto as Exhibit B, to be executed at the Initial Closing.

2.    Triggering Events; Closing

      2.1 Definition of "Triggering Event". For purposes of this Agreement, the term "Triggering Event" shall mean the earlier of (a) the day after the closing of an initial public offering of any shares of Parent; (b) any event with respect to which the Shareholder or a third party is entitled to "tag-along" or "drag-along" rights as defined in the Shareholders Agreement (as if Exhibit A hereto were in full force and effect) and with respect to which the Shareholder or the third party actually exercises such right; (c) any event that would entitle the Shareholder to "tag-along" or "drag-along" rights as provided in the ITG New Shareholders Agreement by and among ITG and the shareholders thereof with respect to which the ITG Shares are to be converted into an appropriate number of RSL Shares and with respect to which the Shareholder or the third party actually exercises such right (in each instance (b) and (c) above only to the extent of the number of RSL Shares with respect to which the Shareholder has exercised or has been required to exercise); or (d) October 1, 1998.

      2.2 Demand Notice. Upon the occurrence of a Triggering Event, either party shall have the right to give notice to the other party demanding the holding of a Closing ("Demand Notice"). Upon the delivery of a Demand Notice by one party to the other party, both parties shall be obligated to deliver certain shares at such Closing, as provided in Section 2.3 below. A Closing shall take place (10) days after delivery of the Demand Notice at the principal offices of RSL at 10:00 a.m., unless another place or time is agreed on in writing by the parties. The first such Closing to occur shall be the "Initial Closing" and all closings hereunder shall be referred to as "Closings."

      2.3. Delivery of Certificates. At any Closing, subject to the terms and conditions of this Agreement and in full consideration for the assignment, transfer and delivery to RSL of all or any part of the ITG Shares, RSL shall deliver to the Shareholder the RSL Shares or such commensurate part thereof, as the case may be, as defined in Section 1.1 above, subject to modification under Sections 1.2 and 5.3. The transfer of such ITG Shares to RSL and the transfer of such RSL Shares to the Shareholder at each such Closing shall be effected by the delivery to the other party at the Closing of certificates representing such ITG Shares or such RSL Shares endorsed in blank or accompanied by stock powers executed in blank, which shares shall be fully paid and non-assessable.

      2.4. Further Action. At a Closing and from time to time thereafter, each of the parties shall execute such additional instruments and take such other action as the other party may request in order more effectively to perform, complete and consummate the reorganization provided herein.

      2.5. Appointment of Agent. The Shareholder hereby appoints RSL, and RSL hereby appoints the Shareholder, as his/its agent and attorney-in-fact for the purpose of executing and delivering any and all documents necessary to convey the ITG Shares or the RSL Shares pursuant to the provisions of this Agreement. In the event either party refuses to comply with the provisions of this Agreement or is not present at a Closing, any conveyance by such agent and attorney-in-fact shall be a conveyance of all of the other party's right, title and equity in and to the ITG Shares or the RSL Shares.

3.    Representations and Warranties of the Shareholder

      As a material inducement to RSL to execute and perform its obligations under this Agreement, the Shareholder hereby represents and warrants to RSL as follows:

      3.1. Authority. The Shareholder has the full legal right, power and authority to enter into this Agreement and perform or be subject to each of the agreements and obligations undertaken by the Shareholder in this Agreement and the documents contemplated hereby, and to consummate the transactions contemplated hereby, without the consent or approval of any other person or entity.

      3.2. Binding Obligation. This Agreement has been duly executed and delivered by the Shareholder and constitutes the Shareholder's legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, except to the extent that such binding effect, validity and enforceability may be limited by bankruptcy, insolvency and other laws relating to or affecting creditors' rights generally and by such principles of equity as a court having jurisdiction may impose.

      3.3. Absence of Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a breach or default by the Shareholder under any judgment, order, writ, decree, rule or regulation of any court or administrative agency to which the Shareholder is bound or is subject; breach, conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any contract, lease, agreement, understanding or instrument to which the Shareholder is a party, or by which the Shareholder is bound; or result in the imposition of any lien, charge or encumbrance of any nature whatsoever upon, or give to others any interest or rights, including rights of termination or cancellation in, or with respect to, any of the Shareholder's properties, assets, contracts, licenses or businesses.

      3.4. Investment Intent. The Shareholder is acquiring the RSL Shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and the Shareholder has no commitment or present intention to sell or otherwise dispose of his RSL Shares. The Shareholder understands that the RSL Shares have not been registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of said Act, the applicability of which depends on, among other things, the bona fide nature of the Shareholder's investment intent and truth of the Shareholder's representations as expressed herein.

      3.5 Restricted Securities. The Shareholder understands that the RSL Shares are "restricted securities" under federal securities laws, inasmuch as they are being acquired from RSL in a transaction that is not a public offering; under such laws and applicable regulations, restricted securities may be resold without registration under the Securities Act of 1933 only under limited circumstances. The Shareholder understands that (a) there is no public market for the RSL Shares; (b) there may never be a public market for the RSL Shares; and (c) even if a public market for the RSL Shares develops, the Shareholder may never be able to sell or dispose of the RSL Shares in any way and may be forced to bear the risk of investment in the RSL Shares for a substantial period of time or forever.

      3.6. Legend. It is understood that the certificates evidencing the RSL Shares shall bear the following legend:

      These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel that such registration is not required or unless sold pursuant to Rule 144 of such Act.

4.    Representations and Warranties of Parent and RSL

      As a material inducement to the Shareholder to execute and perform the Shareholder's obligations under this Agreement, Parent and RSL (collectively, the "RSL Companies") hereby represent and warrant to the Shareholder, jointly and severally, as follows:

      4.1. Authority. The RSL Companies have the full legal right, power and authority to enter into this Agreement and perform or be subject to each of the agreements and obligations undertaken by the RSL Companies in this Agreement and the documents contemplated hereby, and to consummate the transactions contemplated hereby. Each of the RSL Companies has the necessary Board and shareholder authorization and approval to execute this Agreement and perform all corporate action necessary or appropriate to fulfillment of the terms and conditions of this Agreement. Each of the RSL Companies is duly organized, validly existing, and in good standing under and by virtue of the laws of its respective jurisdiction of incorporation. The authorized capital stock of Parent is twenty million (20,000,000) common shares and twenty million (20,000,000) preferred shares, of which 2,927,564 common shares are outstanding and 9,243,866 preferred shares are outstanding as of the date of this Agreement. Parent represents and warrants that no outstanding warrants, options, subscriptions, calls, demands, commitments, convertible securities or any other arrangement under which Parent is obligated to issue voting or non-voting common or preferred shares, except as specified in Schedule A attached hereto.

      4.2. Binding Obligation. This Agreement has been duly executed and delivered by the RSL Companies and constitutes the RSL Companies' legal, valid and binding obligation, enforceable against the RSL Companies in accordance with its terms, except to the extent that such binding effect, validity and enforceability may be limited by bankruptcy, insolvency and other laws relating to or affecting creditors' rights generally and by such principles of equity as a court having jurisdiction may impose.

      4.3 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of the respective Articles of Incorporation or Bylaws of the RSL Companies; violate any statute, license or regulation of any governmental authority; result in a breach or default by either of the RSL Companies under any judgment, order, writ, decree, rule or regulation of any court or administrative agency to which either of the RSL Companies is bound or is subject; breach, conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any contract, lease, agreement, understanding or instrument to which either of the RSL Companies is a party, or by which either of the RSL Companies is bound; or result in the imposition of any lien, charge or encumbrance of any nature whatsoever upon, or give to others any interest or rights, including rights of termination or cancellation in, or with respect to, any of either of the RSL Companies' properties, assets, contracts, licenses or businesses.

      4.4 Investment Intent. RSL is acquiring the ITG Shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and RSL has no commitment or present intention to liquidate ITG or to sell or otherwise dispose of its stock. RSL understands that the ITG Shares have not been registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of said Act, the applicability of which depends upon, among other things, the bona fide nature of RSL's investment intent and truth of RSL's representations as expressed herein.

      4.5. Restricted Securities. RSL understands that the ITG Shares are "restricted securities" under federal securities laws, inasmuch as they are being acquired from the Shareholder in a transaction that is not a public offering; under such laws and applicable regulations, restricted securities may be resold without registration under the Securities Act of 1933 only under limited circumstances. RSL understands that (a) there is no public market for the ITG Shares; (b) there may never be a public market for the ITG Shares; and
(c) even if a public market for the ITG Shares develops, RSL may never be able to sell or dispose of the ITG Shares in any way and may be forced to bear the risk of investment in the ITG Shares for a substantial period of time or forever.

      4.6 Legend. It is understood that the certificates evidencing the ITG Shares shall bear the following legend:

      These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such

      Act or an opinion of counsel that such registration is not required or unless sold pursuant to Rule 144 of such Act.

5.    Covenants of Parent and RSL

      5.1 Within thirty (30) days from the date of this Agreement, Parent shall contribute to RSL all of the shares of ITG currently owned by Parent.

      5.2 At or prior to the date of the Initial Closing, Parent shall contribute to RSL the number of shares of Parent necessary to complete the reorganization provided for herein.

      5.3. Adjustments Reflecting Issuance of Options. Between the date of this Agreement and the Closing pursuant to which the last of the RSL Shares are transferred to the Shareholder and the last of the ITG Shares are transferred to RSL (the "Final Closing"), Parent may grant options to purchase Parent stock only to employees of Parent. To the extent that the aggregate amount of shares represented by such stock options, whether granted before the date of this Agreement or after the date of this Agreement but before the Final Closing, exceed 6 1/2% of the total number of shares of Parent voting or non-voting common and preferred stock outstanding as of the date of this Agreement (the "Excess Options"), notwithstanding Section 1.1 hereof, the number of Excess Options shall be added to the number of common and preferred shares of Parent owned by Parent's current owners for purposes of calculating an increase in the number of RSL Shares to be received by the Shareholder at all of the Closings pursuant to this Agreement.

      5.4. Treatment of Transaction. Subject to Sections 5.6 and 5.7 below, RSL shall use its reasonable efforts in good faith to ensure, in consultation with counsel and to reconcile with RSL's business goals and objectives, that it shall not perform any action between the date of this Agreement and the Final Closing, including, without limitation, performance of any transaction involving or relating to shares of ITG, that would impair the treatment of the transaction contemplated herein as a reorganization within the meaning of Internal Revenue Code Secion 368(a)(1)(B).

      5.5 RSL Control of ITG. RSL shall use its reasonable efforts in good faith to ensure, in consultation with Shareholder's counsel and to reconcile with RSL's business goals and objectives, that between the date of this Agreement and the Final Closing, it shall not engage in any sale, transfer or disposition of shares of ITG (a "Disposition Transaction") such that RSL will not, after consummating the transaction contemplated herein, have "control" of ITG within the meaning of Internal Revenue Code Section 368(c), except to the extent that RSL sells all or substantially all of its shares of ITG and the provisions in the ITG New Shareholders Agreement by and among ITG and the shareholders thereof regarding "tag-along" rights or "drag-along" obligations are called into effect with respect to the Shareholder. Subject to and consistent with the foregoing, if RSL determines to engage in any Disposition Transaction, it shall provide Shareholder with thirty (30) days prior written notice thereof, detailing the specifics of the Disposition Transaction, and Shareholder shall, at his option, at any time prior to the end of said thirty (30) day notice period, have the right, notwithstanding Sections 2.1 and 2.2 hereof to the contrary, to demand that a closing occur prior to

RSL's consummation of the Disposition Transaction, and provided further, in the event that due to the Disposition Transaction and in connection with the transfer of the RSL Shares for the ITG Shares, the exchange of ITG Shares for RSL Shares is not reported by the Shareholder and/or does not qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(B), then, in such event, RSL or Parent (as may be determined between RSL and Parent) shall loan an amount of money to Shareholder ten (10) days in advance of the payment of his taxes, in the full amount of all Federal and state income taxes payable by Shareholder with respect thereto. Such loan shall bear interest at the higher of six percent (6%) per annum or the lowest applicable Federal rate on the date of this Agreement, with the entire principal balance and accrued interest due and payable in full contemporaneously with, and only to the extent of (i) the net after-tax cash proceeds derived from one or more transactions in which the Shareholder receives cash consideration for the sale of such RSL Shares or any part thereof; or (ii) the first October 31st following the date on which an initial offering of shares of Common Stock of Parent to the public (an "IPO") is consummated, whichever first occurs.

      5.6 Corporate Structure. At the time of each Closing, RSL shall be a first tier subsidiary of Parent.

      5.7. Post-Closing Covenant of RSL. In no event shall RSL, either before or after the Final Closing, liquidate or merge RSL into Parent; provided, however, that after the Final Closing, RSL may merge or liquidate RSL into Parent with the consent of Shareholder, such consent not to be unreasonably withheld.

6.    Conditions Precedent - RSL

      All obligations of RSL under this Agreement are subject, at RSL's option, to the fulfillment, before or at each of the Closings, of each of the following conditions:

      6.1. The Shareholder's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of each Closing and shall then be true in all material respects.

      6.2. The Shareholder shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with before the Closing.

      6.3. Incom (UK) Ltd., which enjoys rights of first refusal to purchase shares in ITG pursuant to a Shareholders Agreement dated September 1, 1994, as amended, shall have declined to exercise such rights under said agreement, which the parties hereto acknowledge that Incom has in fact declined in writing to exercise such rights.

      RSL may waive any condition specified in this Section 6 if it executes a writing so stating at or prior to the corresponding Closing.

7.    Conditions Precedent - Shareholder

      All obligations of the Shareholder under this Agreement are subject, at the Shareholder's option, to the fulfillment, before or at each of the Closings, of each of the following conditions:

      7.1. RSL's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of each Closing and shall then be true in all material respects.

      7.2. RSL shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with before the Closing. RSL shall deliver to the Shareholder complete and accurate copies of all Board and shareholder resolutions authorizing and approving the execution and performance of this Agreement.

      7.3. RSL shall have received from Parent (a) all of the shares of ITG owned by Parent as of or prior to the date of this Agreement; and (b) the number of shares of Parent necessary to complete the reorganization provided herein.

      7.4. RSL shall have obtained, at RSL's expense, all necessary and proper approvals in compliance with any and all applicable federal and state securities, blue sky and other laws.

      7.5. Incom (UK) Ltd., which enjoys rights of first refusal to purchase shares in ITG pursuant to a Shareholders Agreement dated September 1, 1994, as amended, shall have declined to exercise such rights under said agreement, which the parties hereto acknowledge that Incom has in fact declined in writing to exercise such rights.

      The Shareholder may waive any condition specified in this Section 7 if the Shareholder executes a writing so stating at or prior to the corresponding Closing.

8.    Indemnification

      8.1 RSL agrees to indemnify and hold harmless the Shareholder from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against RSL) and penalties, if any, arising out of or based on or with respect to the breach of any representation or warranty or covenant made by RSL herein.

      8.2 The Shareholder agrees to indemnify and hold harmless RSL, its directors, officers and employees from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against the Shareholder) and penalties, if any, arising out of or based on or with respect to the breach of any representation or warranty or covenant made by the Shareholder herein.


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

      8.3. The indemnities contained in this Section 8 shall survive until three years from the date of the Final Closing.

9.    Termination

      This Agreement may be terminated (1) by mutual consent of the parties in writing; (2) by either party if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) upon the failure of a condition precedent; provided, however, that in the event of a failure of such condition precedent (other than those specified in Sections 6.3 and 7.5) the parties shall retain and not be deemed to have waived any rights and claims arising out of such termination.

10.   Miscellaneous Matters

      10.1. Survival of Representations and Warranties. The representations, warranties and covenants of RSL and the Shareholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each of the Closings for six (6) months thereafter.

      10.2. Captions. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation or construction of this Agreement.

      10.3. Counterparts; Severability. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. To the extent any provision or part of a provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or part thereof

      10.4. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

      10.5. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to whether New York would be the governing law under that state's principles regarding choice of law.

      10.6. Notices. Any notice to RSL shall be addressed to such party at the following address:

                  RSL Communications, Ltd.
                  767 Fifth Avenue, Suite 4300
                  New York, NY 10153
with a copy to:   Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, NY 10022
                  Attention: Robert L. Kohl, Esq.

      Any notice to the Shareholder shall be addressed to such party at the following address:

                  Charles M. Piluso
                  c/o International Telecommunications Group, Ltd.
                  169 EAB Plaza
                  West Tower, Eighth Floor
                  Uniondale, NY 11556

with a copy to:   Fletcher, Heald & Hildreth, PLC
                  1300 North 17th Street
                  Rosslyn, VA 22209
                  Attention: Eric Fishman, Esq.

      10.7. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the specific subject matter thereof and there are no agreements, understandings, restrictions, warranties or representations between the parties other than set forth herein.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                         /s/ Charles M. Piluso
                                         ------------------------------------
                                         Charles M. Piluso

                                         RSL COMMUNICATIONS, LTD.


                                         By: /s/ Itzhak Fisher
                                             --------------------------------
                                         Name: Itzhak Fisher
                                         Title: President

                                         RSL COMMUNICATIONS PLC


                                         By: /s/ Itzhak Fisher
                                             --------------------------------
                                         Name: Itzhak Fisher
                                         Title: President

Schedule A

Stock Option Vesting


RSL Communications, Ltd.

Number of outstanding shares: 1,000,000 shares of Common Stock par value $0.01 per share.*

Option Granted:

Karen Van de Vrande: 60,000 shares of Common Stock
Vesting:
(i) 20,000 shares on March 15, 1997.
(ii) 20,000 shares on March 15, 1998.
(iii) 20,000 shares on March 15, 1999.

Mark Hirschhorn: 42,600 shares of Common Stock
Vesting:
(i) 14,200 shares on 1.1.1997.
(ii) 14,200 shares on 1.1.1998.
(iii) 14,200 shares on 1.1.1999.

Nir Tarlovsky **: 400,000 shares of Common Stock vested.

Nesim Bildirici***:250,000 shares of Common Stock all vested.

*The Company is expected to issue additional options at the closing of Senior Notes.

** Mr. Tarlovsky has agreed not to exercise options to acquire shares of Class A Common Stock in excess of 2% of the outstanding Class A Common Stock as of the date on which their current employment agreement expires.

***Mr. Bildirici has agreed not to exercise options to acquire shares of Class A Common Stock in excess of 1% of the outstanding Class A Common Stock as of the date on which their current employment agreement expires.